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              TRICO MARINE SERVICES, INC. ANNOUNCES COMMENCEMENT OF
              SOLICITATION OF ACCEPTANCES OF PRE-PACKAGED PLAN OF
                                 REORGANIZATION

          Operations to Continue as Normal; Vendors to be Paid in Full

HOUSTON, Nov. 12, 2004 - Trico Marine Services, Inc. ("TMAR" or the "Company") (NASDAQ: TMAR) announced today that it has commenced the formal process of soliciting approvals for a consensual financial restructuring of the Company from holders of the Company's $250 million 8 7/8% senior notes due 2012 (the "Senior Notes").

If the Company receives the expected approvals from sufficient holders of the Senior Notes, it will implement the financial restructuring through a voluntary, pre-packaged bankruptcy proceeding under Chapter 11 of the bankruptcy code. The Company expects to commence its pre-packaged bankruptcy case in mid-December, with an objective of consummating the restructuring in late January or early February of 2005.

Trico also announced that, in connection with the restructuring, the Company's current U.S. senior secured lenders have committed to provide a $75 million debtor-in-possession financing facility, comprised of a $55 million term loan, which will be used to pay all of the outstanding indebtedness under the Company's existing U.S. secured term loan, and a new $20 million revolving credit facility. Upon effectiveness of the restructuring, and the satisfaction of certain conditions precedent, the facility will convert into a $75 million exit financing facility, composed of a $55 million term loan and a $20 million revolving credit facility, which will provide the reorganized Company with liquidity for working capital and other general corporate purposes.

The Company previously announced on September 10, 2004, the execution by holders of more than 67% of the Company's Senior Notes of a binding Plan Support Agreement, pursuant to which such holders agreed to approve the proposed restructuring. The supporting noteholders represent a sufficient amount to implement the restructuring through a voluntary pre-packaged plan of reorganization. The agreement by the holders of the Senior Notes was subject to the finalization of definitive agreements and related documentation and the satisfaction of certain specified conditions.

Since that announcement, the Company has reached agreement with the advisors to the supporting noteholders on the definitive terms of a plan of reorganization and related documents. Based on the extensive negotiation and coordination with, and input from, the noteholders' advisors, the Company is of the opinion that the plan of reorganization and all definitive agreements and related documentation fully comply with the terms and conditions set forth in the Plan Support Agreement, and that all conditions to effectiveness set forth in the Plan Support Agreement have been met. The advisors to the noteholder group have represented to the Company and its advisors that they will convene a meeting with the noteholder group, at which they will present the terms of the plan of reorganization and all definitive documentation, and recommend that the members of the noteholder group tender their votes to accept the plan, pursuant to the terms of the Plan Support Agreement.
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As part of the plan of reorganization, the holders of the Senior Notes will receive, in exchange for their total claims (including principal and accrued and unpaid interest), 100% of the fully diluted new common stock of reorganized Trico Marine Services, Inc. before giving effect to (i) the exercise of warrants to be distributed to the Company's existing holders of common stock pursuant to the plan and (ii) a new employee option plan. On the effective date of the plan of reorganization, the sole equity interests in the reorganized Company will consist of the new common stock issued to the holders of the Senior Notes, the warrants, and options to be issued to employees. Copies of the plan of reorganization, disclosure statement and related documents will be available at www.kccllc.net/trico.

The Company's obligations under existing operating leases, or trade credit extended to the Company by its vendors and suppliers, will be unaffected by the restructuring and will be paid in full.

Under the terms of the restructuring agreement, Thomas Fairley will continue as TMAR's Chief Executive Officer and Trevor Turbidy will continue as TMAR's Chief Financial Officer. Joseph Compofelice will remain as TMAR's non-executive Chairman of the Board of Directors.

The Company has fixed November 5, 2004 as the voting record date for the determination of holders of record of eligible claims entitled to receive the solicitation package and vote on the plan of reorganization. The voting deadline to accept or reject the plan of reorganization is 5:00 p.m. Eastern Standard Time on December 13, 2004, unless the solicitation is terminated early or extended by the Company prior to the voting deadline. The Company reserves the right to terminate the solicitation period early, including without limitation, upon receipt of the requisite votes approving the plan. In order to be counted, properly completed ballots must be received by the solicitation agent by the voting deadline.

In connection with the proposed financial restructuring of the Company, the Company has been represented by Lazard Freres & Co. LLC as financial advisors and Kirkland & Ellis LLP as legal advisors. The supporting noteholders have been represented by Houlihan Lokey Howard & Zukin Capital, Inc. as financial advisors and by Bingham McCutchen LLP as legal advisors.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana and Houston, Texas. Please visit our website at http://www.tricomarine.com for additional information.

THE MATTERS DISCUSSED HEREIN CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE SPECIFICALLY RECITED HEREIN, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR


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DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN
THE FORWARD-LOOKING STATEMENTS.

THE DISCUSSION OF THE MATTERS HEREIN SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS SET FORTH HEREIN AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES AND SCHEDULES THERETO, INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KA FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2004.

THE RESTRUCTURING PROCESS PRESENTS INHERENT MATERIAL UNCERTAINTY. IT IS NOT POSSIBLE TO DETERMINE THE LENGTH OF TIME IT WILL TAKE THE COMPANY TO COMPLETE ITS RESTRUCTURING, OR THE OUTCOME OF THE RESTRUCTURING IN GENERAL. IN ADDITION, THE IMPLEMENTATION OF A PLAN OF REORGANIZATION IS DEPENDENT UPON A NUMBER OF CONDITIONS TYPICAL IN SIMILAR REORGANIZATIONS, INCLUDING APPROVAL BY THE REQUISITE STAKEHOLDERS OF THE COMPANY AND COURT APPROVAL OF THE PLAN OF REORGANIZATION.

WHILE THE COMPANY IS IN THE PROCESS OF RESTRUCTURING, INVESTMENTS IN ITS SECURITIES WILL BE HIGHLY SPECULATIVE. SHARES OF THE COMPANY'S COMMON STOCK WILL LIKELY HAVE LITTLE OR NO VALUE. THE VALUE OF ITS SENIOR NOTES IS SIGNIFICANTLY IMPAIRED AND MAY BE FURTHER IMPAIRED.

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